EXHIBIT 10.23

                            REVOLVING PROMISSORY NOTE

$5,000,000                                         Minneapolis, Minnesota
                                                   July 31, 1996

                  For Value Received, GROW BIZ INTERNATIONAL, INC., a Minnesota corporation (hereinafter the "Borrower"), promises to pay to the order of TCF BANK MINNESOTA fsb, a federally chartered stock savings bank (hereinafter the "Bank"), at its main office at 801 Marquette Avenue in Minneapolis, Minnesota, or at such other place as the holder hereof may from time to time in writing designate, on July 31, 1997 (the "Maturity Date"), in lawful money of the United States of America, the principal sum of Five Million and No/100 Dollars ($5,000,000) or, if less, the aggregate unpaid principal amount of all Revolving Advances under and as defined in the Credit Agreement dated as of July 31, 1996, by and between the Borrower and the Bank (as the same may hereafter be amended, supplemented or restated, the "Credit Agreement"), together with interest on the principal balance of this Note outstanding from time to time from the date hereof until paid in full at an annual rate determined, and calculated, pursuant to the Credit Agreement.

                  From and after the date of the first Revolving Advance hereunder, interest accruing on the principal balance hereof shall be due and payable monthly, commencing on the first day of the month following the date of the first Revolving Advance, and on the same day of each month thereafter until payment in full of the indebtedness evidenced by this Note.

                  This Note is the "Revolving Note" defined in and is subject to the terms and provisions of the Credit Agreement. The Credit Agreement provides for the mandatory prepayment and the acceleration of the principal balance hereof upon the occurrence of certain events stated therein.

                  This Note is issued in and shall be governed by the substantive laws (but not conflicts laws) of the State of Minnesota.

                  No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note. A waiver on any one occasion shall not be construed as a waiver of any such right or remedy on a future occasion.

                  All makers, endorsers, sureties, guarantors and other accommodation parties hereby waive presentment for payment, protest and notice of nonpayment and consent, without affecting their liability hereunder, to any and all extensions, renewals, substitutions and alterations of any of the terms of this Note and to the release of or failure by the Bank to exercise any rights against any party liable for or any property securing payment thereof.


                                            GROW BIZ INTERNATIONAL, INC.


                                              By  /s/ Robert E. Thiner
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                                                  Robert Thiner
                                                  Its   EVP Finance
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